WorldHeart Announces Recent Accomplishments and Second
                              Quarter 2005 Results


Oakland, CA, USA - August 8, 2005: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a global technology leader in mechanical circulatory support systems, today reported on recent accomplishments, highlighted by the MedQuest Products, Inc. acquisition, and its second quarter financial results.

WorldHeart will hold a teleconference today at 11:00 a.m. (EDT). The teleconference can be accessed domestically by calling 800-814-4890 and internationally by calling 416-640-4127. A replay will be available starting at 1:00 p.m. (EDT) today through Friday, August 12, 2005 and can be accessed at 877-289-8525 and entering pass code 21133571#.

MedQuest Acquisition

On July 29, 2005, WorldHeart completed the acquisition of MedQuest Products, Inc., a private Salt Lake City, Utah-based medical device company, significantly expanding its product pipeline with the addition of the HeartQuest(TM) rotary ventricular assist device ("VAD"). In conjunction with the acquisition, the Company raised approximately US$23 million in gross financing in a private placement with Maverick Venture Management, LLC, and the exercise of certain outstanding warrants. WorldHeart also simplified its capital structure through the conversion of all of its outstanding convertible debentures which occurred in conjunction with the acquisition.

At the close of these transactions WorldHeart had:

     o eliminated US$11.6 million of convertible debentures and up to US$2 million of interest that would have been payable over the remaining five-year life of the debentures;

     o issued approximately 10.7 million common shares in connection with the exercise of warrants;

     o    raised approximately US$23 million in gross financing proceeds; and

     o    approximately 55.4 million common shares outstanding.


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Other Recent Milestones

     o First domestic patient successfully weaned from the Novacor(R) LVAS by Dr. John Elefteriades, Professor at Yale University and Chief of Cardiothoracic Surgery at Yale-New Haven Hospital;

     o A successful first animal implant of our next-generation pulsatile Novacor II LVAS by Dr. Philip E. Oyer, Professor of Cardiothoracic Surgery, at Stanford University School of Medicine;

     o Key additions to our executive team, including the appointments of Richard Juelis as Vice President, Finance and Chief Financial Officer and John Vajda as Vice President, Manufacturing. Both executives have over twenty-five years of experience in the healthcare industry; and

     o Completion of the transition of headquarters operations from Ottawa to Oakland.

In commenting on the acquisition and financial results, Jal S. Jassawalla, WorldHeart's President and Chief Executive Officer said, "We are delighted to add the MedQuest team and the HeartQuest rotary system to WorldHeart. In addition to the Novacor LVAS, we will now have a full platform of next-generation 'assist' and 'replacement' systems under development, to meet the needs of late and end-stage heart failure patients. We are disappointed with the rate of Destination Therapy (DT) implants in the second quarter. However, we have had a good rate of center enrollment in the study, consistent with our expectation. To-date, we have 19 centers enrolled in the RELIANT trial and 15 patients. Once the new centers are past their learning curve, we expect the patient enrollment rate to increase. We are pleased to have achieved a number of important milestones, including having the new executive team members on board in Oakland and the successful results of the first animal implant of the Novacor II."

2005 Second Quarter Financial Results

WorldHeart recorded revenues of $2.4 million in the second quarter of 2005, an increase of $303,000, or 14%, over the revenues reported in the second quarter of 2004 and a sequential decrease of $1.0 million compared with the previous quarter's revenues. For the first six months of 2005, revenues were $5.9 million, an increase of 37% over revenues of $4.3 million for the first six months of 2004.

In the second quarter of 2005, WorldHeart recognized revenue on 23 implant kits compared with 24 implant kits in the second quarter of 2004, and 32 implant kits in the first quarter of 2005. The net loss for the second quarter of 2005 was $4.6 million, or $0.27 per share, compared with the net loss of $5.4 million, or $0.35 per share, in the second quarter of 2004. The net loss for the six-month period ending June 30, 2005 was $8.6 million, or $0.51 per share, versus $8.9 million, or $0.59 per share, for the six-month period ending in June 2004.


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The net loss of $4.6 million in the recent quarter includes non-cash interest charges of approximately $330,000 due to the interest accretion associated with WorldHeart's convertible debentures as well as the non-cash amortization of intangibles and non-recurring restructuring costs which together total approximately $339,000. With the conversion of all of the convertible debentures in July 2005, accrued interest will be eliminated. In addition, the amortization of intangibles was completed in the second quarter and remaining restructuring costs will be complete in the third quarter, such that all of these expenses will be eliminated in future periods.

WorldHeart ended the second quarter of 2005 with cash and cash equivalents of $1.8 million, a reduction of $2.7 million from the March 31, 2005 cash and cash equivalents balance of $4.5 million and a total reduction of $7.0 million from December 31, 2004. With the exercise of warrants and completion of the private placement, offset by other MedQuest acquisition costs and operating expenses, the Company's current cash and cash equivalents are approximately $20.0 million. While the Company had previously anticipated that the current financing would be sufficient to fund operations through the end of 2006, additional financing by mid-year 2006 will likely be required assuming a more conservative DT adoption rate.

"With the broadened product platform that supports our DT strategy, the completion of our financing and the key additions to our executives, we are well positioned to serve the unmet needs in this emerging market," commented Jal S. Jassawalla. "Our entire executive team is very focused and committed to making WorldHeart successful and growing this field."

WorldHeart's Product Platform

     o The Novacor(R) LVAS pulsatile device which is the first device to provide a recipient with more than six years of circulatory support. It holds the industry record for longest support on a single pulsatile VAD of 4.8 years and is currently commercially available as a Bridge-to-Transplant in the US, Canada, the European Union and Japan. In Europe, it is also commercially available for DT and Bridge-to-Recovery. In the US, it is under evaluation in a pivotal study for DT (RELIANT Trial);

     o The Novacor II LVAS is a small, bearingless next-generation pulsatile VAD building on proven Novacor(R) LVAS technology and driven by direct magnetic actuation. It is currently under development with the first successful animal trial completed in July; and

     o The HeartQuest(TM) Rotary VAD is an even smaller, next-generation rotary pump, now at an advanced development stage in pre-clinical animal and bench testing. A feasibility clinical trial is expected to be initiated by early 2006.

About Novacor(R)LVAS

The Novacor(R) LVAS, a pump implanted alongside the patient's own heart to take over a large portion of the workload of the natural heart, supports end-stage heart failure patients. It is an electrically powered, pulsatile flow device with 20 years of clinical use. The Novacor(R) LVAS has unprecedented reliability and durability. To date, more than 1,600 patients have been supported with the Novacor, with over 600 patient-years of experience and no deaths attributed to device failure.

About World Heart Corporation
World Heart Corporation is a global medical device company headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart's registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and market acceptance of and demand for the Company's products; inconsistent and difficult to predict use of the Company's Novacor LVAS product; costs and delays associated with government regulation; limitations on third-party reimbursement; inability to protect proprietary technology; potential product liability; inability to achieve anticipated synergies associated with the MedQuest acquisition; need for additional financing and other risks detailed in the Company's filings with the U.S. Securities and Exchange Commission, including its Amended Annual Report on Form 10-KSB/A for the year ended December 31, 2004.



Contact Information:
World Heart Corporation
Richard Juelis (510) 563-4713
Peggy Allman (510) 563-4721
www.worldheart.com
-------------------

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WORLD HEART CORPORATION
Condensed Consolidated Balance Sheets
(United States Dollars)


----------------------------------------------------------------------------------------------------------
                                                                   June 30, 2005       December 31, 2004
                                                                --------------------- --------------------
                                                                    (Unaudited)
ASSETS
   Cash, cash equivalents and investments                       $     1,811,931    $      8,817,801
   Trade and other receivables                                        2,679,684           4,238,049
   Inventory                                                          8,816,864           8,112,525
  Capital assets                                                      1,772,509           2,011,586
  Goodwill                                                           17,179,643          17,179,643
  Other assets                                                        2,745,296           1,898,826
                                                               -------------------------------------
Total Assets                                                    $    35,005,927    $     42,258,430
                                                               =====================================

LIABILITIES and SHAREHOLDERS' EQUITY
Liabilities
   Accounts payable and accrued liabilities                     $     5,865,693    $      3,854,833
   Deferred Revenue                                                   1,391,862           1,607,622
   Convertible Debentures                                             7,804,317           8,177,140
   Other liabilities                                                  1,051,449           2,191,732
                                                               -------------------------------------
Total Liabilities                                                    16,113,321          15,831,327
                                                               -------------------------------------

Total Shareholders' equity                                           18,892,606          26,427,103
                                                               -------------------------------------

Total Liabilities and Shareholders' equity                      $    35,005,927    $     42,258,430
----------------------------------------------------------------------------------------------------------

WORLD HEART CORPORATION
Condensed Consolidated Statements of Operations
(United States Dollars)

----------------------------------------------------------------------------------------------------------------------------------
                                                             Six months ended                       Three months ended

                                                         June 30, 2005     June 30, 2004      June 30, 2005        June 30, 2004
                                                        --------------------------------------------------------------------------
                                                           (unaudited)      (unaudited)        (unaudited)           (unaudited)
Revenue                                                $     5,866,166    $    4,338,731      $   2,449,178       $     2,146,388

Cost of goods sold                                           4,253,968         2,880,162          2,142,266             1,701,765
                                                       ---------------------------------------------------------------------------

Gross margin                                                 1,612,198         1,458,569            306,912               444,623
                                                       ---------------------------------------------------------------------------

Operations expenses
   Selling, general and administrative                       6,463,159         6,837,802          3,017,330             3,802,357
   Research and development                                  2,462,068         3,030,403          1,274,510             1,684,835
   Restructuring costs/Intangibles amortization                596,430           258,332            339,418               129,166
                                                       ---------------------------------------------------------------------------
                                                             9,521,657        10,126,537          4,631,258             5,616,358
                                                       ---------------------------------------------------------------------------

Operating Loss                                              (7,909,459)       (8,667,968)        (4,324,346)           (5,171,735)

Other income (expenses)                                       (675,678)         (244,431)          (318,395)             (231,057)
                                                       ---------------------------------------------------------------------------
Net loss                                               $    (8,585,137)   $   (8,912,399)     $  (4,642,741)      $    (5,402,792)
                                                       ============================================================================


Weighted average number of common
shares outstanding                                          16,830,658        15,195,392         17,101,359            15,273,689

Basic and diluted loss per common share                $         (0.51)   $        (0.59)     $       (0.27)      $         (0.35)
----------------------------------------------------------------------------------------------------------------------------------